Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

This AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this 25th day of February 2021 (“Execution Date”), by and between Armstrong Flooring, Inc., a Delaware corporation (“Seller”), and South Gate Owner, LP, a Delaware limited partnership (“Buyer”).

Recitals

A.    Seller owns certain real property located at 5037 Patata Street, in the City of South Gate (“City”), County of Los Angeles (“County”), State of California (“State”), which is more particularly described on Exhibit A attached hereto (the “Land”), together with those buildings and certain other improvements located on the Land (the “Improvements” and collectively with the “Land”, the “Real Property”). The term “Property” shall mean and include, the Real Property, all of the interest of Seller in any tangible personal property owned by Seller, used in connection with the Property, and located on the Property as of the later of the Closing (as defined below) or, if applicable, the expiration of the Leaseback (as defined below) (collectively, the “Personal Property”), all of the interest of Seller in any and all assignable privileges, easements, rights of way and other appurtenances used in connection with the Real Property, and in any assignable mineral rights, air and water rights, development rights and land use entitlements that relate to the Real Property (collectively, the “Appurtenances”), and all of the interest of Seller in any and all assignable rights, warranties, guaranties, deposits, approvals, entitlements, surveys, plans and specifications, licenses, permits or other rights relating to the ownership, use and operation of all or any part of the Real Property (collectively, the “Intangible Property”).

B.    Seller desires to sell all of its interest in the Property to Buyer, and Buyer desires to purchase Seller’s interest in the Property, upon the terms and conditions set forth in this Agreement.

Basic Provisions

I.	Buyer:	South Gate Owner, LP
c/o Overton Moore Properties
19300 South Hamilton Avenue, Suite 200
Gardena, CA 90248
Attn: Timur Tecimer, CEO
Email: ttecimer@omprop.com

II.	Buyer’s Counsel:

Greenberg Traurig, LLP
2200 Ross Avenue, Suite 5200
Dallas, TX 75201
Attn: Bud Doxey & Wes Smith
Email: doxeyb@gtlaw.com & smithwe@gtlaw.com

III.	Seller:	Armstrong Flooring, Inc., a Delaware corporation
2500 Columbia Ave
P.O. Box 3025
Lancaster, PA 17604
Attn: Christopher S. Parisi, General Counsel
Email: csparisi@armstrongflooring.com

IV.	Seller’s Counsel:

Elkins Kalt Weintraub Reuben Gartside LLP
10345 West Olympic Boulevard
Los Angeles, California 90064
Attn: Keith D. Elkins
Email: kelkins@elkinskalt.com

V.	Broker:	CBRE, Inc. (“Broker”)

VI.	Escrow Holder:

Chicago Title Insurance Company
725 South Figueroa Street, Suite 200
Los Angeles, California 90017
Attn: Mike Slinger
Telephone No. (213) 612-4131
Email: Mike.Slinger@CTT.com

VII.	Title Company:

Chicago Title Insurance Company
725 South Figueroa Street, Suite 200
Los Angeles, California 90017
Attn: Jordan Curiel
Telephone No. (213) 612-4371
Email: UnitX23@CTT.com
Order No.: 00040562-994-LT2

VIII.	Purchase Price: Seventy-Six Million Seven Hundred Thousand Dollars ($76,700,000.00) (the “Purchase Price”).

X.	Deposit: Two Million Five Hundred Thousand Dollars ($2,500,000.00) (together with interest thereon while held in Escrow, the “Deposit”), payable in accordance with Paragraph 3.1 below.

XI.	Contingency Date: 12:00 p.m. Pacific time on February 25, 2021 (the “Contingency Date”).

XII.	Closing Date: March 10, 2021 (the “Closing Date”).

Agreement

NOW, THEREFORE, incorporating the foregoing recitals, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree that the terms and conditions of this Agreement and the instructions to Chicago Title Insurance Company (“Escrow Holder”), with regard to the escrow (“Escrow”) created pursuant hereto are as follows:

1.	Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and conditions set forth in this Agreement.

2.	Leaseback. Following the Close of Escrow (as defined below), Seller shall remain in possession of a portion Property pursuant to the Leaseback (as defined below) for the term thereof.

3.	Payment of Purchase Price. The Purchase Price for the Property shall be paid by Buyer as set forth below in this Paragraph 3.

3.1    Deposit. Within one (1) business day after the Execution Date, Buyer shall deposit or cause to be deposited with Escrow Holder the Deposit. Escrow Holder shall immediately invest the Deposit in a federally-insured, interest-bearing account and Buyer shall provide such documents as Escrow Holder reasonably requires in connection therewith. If Buyer elects to proceed with the transaction contemplated hereunder beyond the Contingency Date by the timely delivery to Seller of an Approval Notice (as defined below) in accordance with the last subparagraph of Paragraph 7 below, then on or before 12:00 p.m. Pacific time on the Contingency Date, the Deposit shall not be refundable unless (i) the transaction contemplated by this Agreement is not consummated as the result of Seller’s default or the failure of an express condition precedent set forth in Paragraph 7.1, 7.1.1, 7.4, 7.5, or 7.7 below or (ii) this Agreement is otherwise terminated by Buyer pursuant to Paragraph 20 below. If Buyer fails to timely deposit the Deposit with Escrow Holder, this Agreement shall be automatically terminated and of no further force or effect. If Buyer fails to timely deliver an Approval Notice, then Buyer shall be deemed to have elected to terminate this Agreement and the Deposit shall be refunded to Buyer. Upon the Close of Escrow (as defined below in Paragraph 4.2), the Deposit shall be credited toward payment of the Purchase Price. Notwithstanding any provision set forth in this Agreement, One Hundred Dollars ($100.00) of the Deposit shall be non-refundable in all events (other than Seller’s default) and shall be paid to Seller in the event that this Agreement is terminated (other than due to Seller’s default) at any time prior to the Close of Escrow (the “Independent Consideration”). The Independent Consideration shall be applicable to the Purchase Price at Closing (as defined below).

3.2    Cash Balance. On or prior to 11:00 am Pacific on the Closing Date, Buyer shall deposit or cause to be deposited, with Escrow Holder, in immediately available funds, the balance of the Purchase Price, and such other funds as may be necessary in accordance with the terms hereof to pay for Buyer’s share of closing costs and charges set forth in Paragraph 10 below and Buyer’s share of prorations set forth on the Proration and Expense Schedule (as defined below in Paragraph 11) payable pursuant to this Agreement.

4.	Escrow.

4.1    Opening of Escrow. For the purposes of this Agreement, the Escrow shall be deemed opened (“Opening of Escrow”) on the date Escrow Holder receives an original or electronic copy of this Agreement fully executed by Buyer and Seller, which shall occur no later than within two (2) business days after this Agreement is executed and delivered by the parties. Escrow Holder shall promptly notify Buyer and Seller in writing of the Opening of Escrow. Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions or other instruments reasonably required by Escrow Holder to consummate the transaction contemplated by this Agreement; provided, however, that no such instruments shall be inconsistent or in conflict with, amend or supersede any portion of this Agreement. If there is any conflict or inconsistency between the terms of such instruments and the terms of this Agreement, then the terms of this Agreement shall control. Pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be designated the “Reporting Person” hereunder and shall be solely responsible for complying with the Tax Reform Act of 1986, as amended, with regard to reporting all settlement information to the Internal Revenue Service.

4.2    Close of Escrow. The Closing shall occur on the Closing Date. For purposes of this Agreement, the “Close of Escrow” or the “Closing” shall be the date that the Deed (as defined below in Paragraph 9.1.1) is recorded in the Official Records of the County (the “Official Records”) or, if earlier, the date that the Title Company (as defined below) is irrevocably committed to issue the Title Policy (as defined below). Unless changed in writing by Buyer and Seller, the Close of Escrow shall occur on the Closing Date.

5.	Condition of Title. Title to the Land shall be conveyed to Buyer by the Deed subject to the following approved conditions of title (collectively, the “Approved Title Conditions”).

5.1    Taxes. A lien to secure payment of real estate taxes and a lien for any assessments not delinquent.

5.2    Approved Matters. Matters affecting the Property created by or with the written consent of Buyer or any affiliates thereof, including, without limitation, the Leaseback and the Cell Tower Lease (as defined below) and related easement.

5.3    Additional Matters. Exceptions that are disclosed by the Report (as defined below in Paragraph 7.1) or any updates thereto and that are approved or deemed approved by Buyer in accordance with the terms of Paragraph 7.1, any other exceptions to title disclosed by the public records.

5.4    Survey Matters. All matters that would be revealed or disclosed in an accurate survey or inspection of the Property.

5.5    Tenants. Interests of tenants in possession under leases.

5.6    Laws. All laws, ordinances, rules, regulations and restrictions affecting the Property.

6.

Buyer’s Title Insurance. At the Close of Escrow, the Title Company shall issue to Buyer an ALTA Standard Owner’s Policy of Title Insurance (“Title Policy”) in the amount of the Purchase Price showing title to the Land vested in Buyer and subject only to the Approved Title Conditions (which shall not include any Seller Monetary Liens). Buyer shall have the right, at its sole expense, to request and obtain an ALTA extended coverage policy of title insurance, provided that such additional coverage shall not be a condition precedent to, or otherwise excuse or delay any of, Buyer’s obligations under this Agreement. Buyer shall have sole responsibility for obtaining, and bearing the cost of, any survey required by the Title Company or desired by Buyer (the “Survey”).

7.

Conditions Precedent to the Close of Escrow for the Benefit of Buyer. The Close of Escrow and Buyer’s obligation to consummate the transaction contemplated by this Agreement are subject to the timely satisfaction or written waiver of the following conditions precedent for Buyer’s benefit by the dates designated below:

7.1    Title. Buyer shall have approved the legal description of the Land and any matters of title disclosed by the Survey and the following documents (collectively, the “Title Documents”) prepared and delivered to Buyer by Chicago Title Insurance Company (the” Title Company”): (a) a standard preliminary title report prepared and issued by the Title Company with respect to the Land (the “Report”); and (b) copies of all recorded documents referred to in the Title Documents. Buyer acknowledges that it has received the Report dated December 31, 2020. Buyer shall have until 12:00 p.m. Pacific time on the Contingency Date to approve or disapprove of the Title Documents and the condition of title with respect to the Property. Buyer’s failure to timely deliver an Approval Notice (as defined below) to Seller in accordance with the last subparagraph of this Paragraph 7 shall constitute Buyer’s election to terminate this Agreement and the Escrow Holder shall promptly return the Deposit. Buyer’s timely delivery to Seller of an Approval Notice in accordance with the last subparagraph of this Paragraph 7 shall be deemed to constitute Buyer’s approval of all Title Documents and other matters of title and waiver of this condition. At Closing, the Title Company shall be irrevocably committed to issue the Title Policy. Without the necessity of any title objection from Buyer, at Closing, Seller will be obligated to remove, at Seller’s expense (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), the following from title to the Land (each, a “Seller Monetary Lien” and collectively, “Seller Monetary Liens”): (i) any mortgages or deeds of trust encumbering the Real Property or any portion thereof and all ancillary loan documents of record pertaining thereto including financing liens, (ii) any mechanic’s or materialmen’s liens for work done by or at the express direction of Seller, (iii) any monetary judgment liens caused by Seller affecting title to the Real Property, (iv) any delinquent real property taxes levied against or secured by the Real Property and (v) any encumbrance created by or at the direction of Seller after the Contingency Date without Buyer’s consent.

7.1.1    If a new exception to title arises on an updated title report delivered by the Title Company after the Contingency Date which was not in the Report (a “New Exception”), then Buyer shall have three (3) business days after such new exception is disclosed by the Title Company to review and approve and proceed to Closing or disapprove, in which case, this Agreement shall terminate and Escrow Holder shall promptly refund the Deposit to Buyer. Notwithstanding the foregoing, Buyer shall be precluded from objecting to any New Exception which consists of matters (a) that were in existence as of the Contingency Date and/or would have been revealed by an accurate survey of the Property, (b) resulting from activities of Buyer or that were otherwise consented to by Buyer, (c) that will not materially and adversely impact title to the Property, and/or (d) that will not be binding on or affect the Property or Buyer after Closing (and any of the foregoing shall become Approved Title Conditions).

7.2    Physical Inspections and Studies. Subject to Paragraph 14 below, Buyer shall have the right to approve or disapprove, in Buyer’s sole discretion, the results of Buyer’s inspections, investigations, tests and studies, including, without limitation, investigations with regard to zoning, building codes and other governmental regulations, architectural inspections, engineering tests, and soils, seismic and geologic reports with respect to the Land, inspections of all or any portion of the Improvements (including, without limitation, structural, mechanical and electrical systems, roofs, pavement, landscaping and public utilities), and any other physical inspections and/or investigations (collectively, the “Tests”) as Buyer may elect to make or obtain in accordance with the terms of this Agreement. Buyer’s failure to timely deliver an Approval Notice to Seller in accordance with the last subparagraph of this Paragraph 7 shall constitute Buyer’s election to terminate this Agreement and the Escrow Holder shall promptly return the Deposit. Buyer’s timely delivery to Seller of an Approval Notice in accordance with the last subparagraph of this Paragraph 7 shall be deemed to constitute Buyer’s approval of all Tests and waiver of this condition.

7.3    Review and Approval of Materials. Prior to the Execution Date, Buyer has been granted access to certain materials pertaining to the Property including through an online “war room” at the address contained in Paragraph 21.19 (“Materials”). Seller makes no representations or warranties of any kind whatsoever to Buyer as to the accuracy or completeness of the content of the Materials or any other information delivered to or made available to Buyer pursuant to this Agreement, and Seller shall not have any liability or responsibility to Buyer with respect to the accuracy or completeness of any of the Materials or other information or based upon or arising out of any use Buyer may make of the Materials or other information. Buyer’s failure to timely deliver an Approval Notice to Seller in accordance with the last subparagraph of this Paragraph 7 shall constitute Buyer’s election to terminate this Agreement and the Escrow Holder shall promptly return the Deposit. Buyer’s timely delivery to Seller of an Approval Notice in accordance with the last subparagraph of this Paragraph 7 shall be deemed to constitute Buyer’s approval of all Materials and waiver of this condition. For purposes of this Agreement, the term “Excluded Materials” shall mean any appraisals, internal reports, valuations, other offers or agreements relating to the acquisition or sale of the Property, economic evaluations of the Property, documents pertaining to Seller’s entity, reports regarding the Property prepared by Seller or any affiliate of Seller for the internal use or for the information of the investors in Seller, and any other proprietary information not relating to the physical condition of the Property. Buyer acknowledges that it has no right to review any of the Excluded Materials.

7.4    Representations and Warranties. Subject to any Representation Matters (as defined in Paragraph 13.1) discovered by Buyer or Seller, all representations and warranties of Seller contained in Paragraph 13.1 of this Agreement shall be true and correct in all material respects as of the date made and as of the Close of Escrow with the same effect as if those representations and warranties were made at and as of the Close of Escrow.

7.5    Covenants. By the Closing Date, Seller shall not be in material default in the performance of any material covenant or agreement to be performed by Seller under this Agreement. Any default under the CACA or any default in any covenant or agreement related to environmental matters shall be deemed “material.”

7.6    DTSC Consent to Assignment of CACA. By the Closing Date, the California Department of Toxic Substances Control (“DTSC”) shall have consented to the assignment of that certain Corrective Action Consent Agreement by and between Seller and DTSC (“CACA”) to Buyer (such consent, the “DTSC Consent”). Provided, however, at Seller’s election (as determined by Seller in its sole discretion), if Seller has not obtained the DTSC Consent by the Closing Date, Seller may elect for this condition to be deemed waived by Buyer, in which case Buyer shall execute an Assumption of Corrective Action Consent Agreement in the form of Exhibit H-1 attached hereto (“CACA Assumption”).

7.7    Seller’s Deliveries. On or prior to 11:00 am Pacific on the Closing Date, Seller shall have delivered to Escrow Holder the documents described in Paragraph 9.1.

The conditions set forth in this Paragraph 7 are solely for the benefit of Buyer and may be waived only by Buyer. Buyer shall at all times have the right to waive any condition. Nothing contained in this Agreement shall require Seller to bring any suit or other proceeding or to pay any substantial sum, to satisfy any of such conditions (other than Seller Monetary Liens). If any of the conditions in this Paragraph 7 is not timely satisfied or waived by Buyer, Buyer shall deliver written notice to Escrow Holder and Seller on or before the applicable date relating to such condition and describing the condition that has not been satisfied or waived, and unless such failure is due to a material default by Seller in which case the provisions of Paragraph 15 of this Agreement shall apply, Buyer shall have the right by such notice to terminate this Agreement and the Escrow and Escrow shall promptly return the Deposit. If Buyer timely terminates this Agreement in accordance with the foregoing, the Deposit (less the Independent Consideration), or such portion thereof that has theretofore been deposited by Buyer with Escrow Holder (less one-half of any escrow and title cancellation fees and costs) shall either be refunded to Buyer or paid over to Seller as provided herein, all documents deposited into Escrow shall be returned to the party depositing such documents, and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly survive the termination of this Agreement. If Buyer does not timely deliver notice of such failed conditions, Buyer shall be deemed to have waived the same.

For the avoidance of doubt, Buyer shall have the right to deliver an Approval Notice, or to decline to deliver an Approval Notice in Buyer’s sole and absolute discretion, on or before 12:00 p.m. Pacific time on the Contingency Date. If Buyer approves of the matters set forth in Paragraphs 7.1, 7.2 and 7.3 above and elects to proceed with the transaction contemplated hereunder beyond the Contingency Date, then Buyer shall deliver written notice of such election to Seller (an “Approval Notice”) at or before 12:00 p.m. Pacific time on the Contingency Date. Upon Buyer’s timely delivery of an Approval Notice, Buyer shall be deemed to have approved each and every aspect of the Property. If, for any reason whatsoever, Buyer fails to deliver an Approval Notice to Seller on a timely basis in accordance with this subparagraph, then Buyer shall be deemed to have elected to terminate this Agreement and the Escrow and the Deposit (less one-half of any escrow and title cancellation fees and costs) shall be refunded to Buyer, all documents deposited into Escrow shall be returned to the party depositing such documents, and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly survive the termination of this Agreement.

8.

Conditions Precedent to the Close of Escrow for the Benefit of Seller. The Close of Escrow and Seller’s obligations with respect to the transaction contemplated by this Agreement are subject to the timely satisfaction or written waiver of the following conditions precedent for Seller’s benefit by the dates designated below:

8.1    Buyer’s Deliveries. On or prior to 11:00 am Pacific on the Closing Date, Buyer shall have delivered to Escrow Holder the funds and documents described in Paragraph 9.2.

8.2    Representations and Warranties. All representations and warranties of Buyer contained in Paragraph 13.2 of this Agreement shall be true and correct in all material respects as of the date made and as of the Close of Escrow with the same effect as if those representations and warranties were made at and as of the Close of Escrow.

8.3    Covenants. By the Closing Date, Buyer shall not be in material default in the performance of any material covenant or agreement to be performed by Buyer under this Agreement.

8.4    DTSC Consent to Assignment of CACA. By the Closing Date, Seller shall have obtained the DTSC Consent, subject, however, to Seller’s election (in its sole discretion) to require the parties to proceed to Closing pursuant to Paragraph 7.6 above.

The conditions set forth in this Paragraph 8 are solely for the benefit of Seller and may be waived only by Seller. Seller shall at all times have the right to waive any condition. Any such waiver or waivers shall be in writing and shall be delivered to Buyer and Escrow Holder. If any of the conditions in this Paragraph 8 is not satisfied or has not been so waived by Seller prior to the scheduled Closing Date, Seller shall deliver written notice to Buyer describing the condition that has not been satisfied or waived, and if such condition remains unsatisfied as of the scheduled Closing Date, then, subject to the provisions of Paragraph 15 of this Agreement, if applicable, Seller shall have the right to terminate this Agreement and the Escrow by written notice to Buyer and Escrow Holder. If Seller terminates this Agreement in accordance with the foregoing, the Deposit shall be paid over to Seller, as Seller’s sole and separate property, all documents deposited into Escrow shall be returned to the party depositing such documents, and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly survive the termination of this Agreement. If Seller does not timely deliver notice of such failed conditions, Seller shall be deemed to have waived the same.

9.	Deliveries to Escrow Holder.

9.1    Deliveries by Seller. On or prior to 11:00 am Pacific at least one (1) business day prior to the Closing Date, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments:

9.1.1    Deed. Seller shall deliver to Escrow Holder an original grant deed in the form attached as Exhibit B, duly executed by Seller and acknowledged (“Deed”).

9.1.2    FIRPTA. Seller shall deliver to Escrow Holder a Transferor’s Certification of Non-Foreign Status in the form attached as Exhibit C, duly executed by Seller and a California Form RE-593 duly executed by Seller (collectively, “FIRPTA Certificate”).

9.1.3    Cell Tower Lease Assignment. Seller shall deliver to Escrow Holder one (1) PDF counterpart of an Assignment and Assumption of Cell Tower Lease in the form attached hereto as Exhibit D (“Lease Assignment”), duly executed by Seller.

9.1.4    Leaseback. Seller shall deliver to Escrow Holder one (1) PDF counterpart of the Lease Agreement in the form attached hereto as Exhibit E (“Leaseback”), duly executed by Seller.

9.1.5    General Assignment. Seller shall deliver to Escrow Holder one (1) PDF counterpart of a General Assignment and Bill of Sale in the form attached hereto as Exhibit F (“General Assignment”), duly executed by Seller

9.1.6    Holdback Agreement. Seller shall deliver to Escrow Holder one (1) PDF counterpart of the Holdback Agreement in the form attached hereto as Exhibit G (“Holdback Agreement”), duly executed by Seller.

9.1.7    Corrective Action Consent Agreement Assignment. If Seller timely obtains the DTSC Consent, Seller shall deliver to Escrow Holder one (1) PDF counterpart of an Assignment and Assumption of Corrective Action Consent Agreement in the form attached hereto as Exhibit H (“CACA Assignment”), duly executed by Seller; provided, however, if the DTSC Consent is not timely obtained, and Seller has elected to proceed with the CACA Assumption pursuant to Paragraph 7.6 above, then Seller shall instead execute and deliver to Escrow Holder one (1) PDF counterpart of the CACA Assumption in the form of Exhibit H-1 attached hereto.

9.1.8    Other Instruments. Seller shall deliver to Escrow Holder such other instruments and documents as may be reasonably requested by Escrow Holder or Title Company that are reasonably required to transfer the Property to Buyer in accordance with this Agreement, including, without limitation, such authority documents as the Title Company may reasonably require, the 593-C and a gap indemnity and owner’s affidavit each on Seller’s standard form

9.2    Deliveries by Buyer. On or prior to 11:00 am Pacific on the Closing Date, Buyer shall deposit or cause to be deposited with Escrow Holder the following:

9.2.1    Funds. Buyer shall deliver to Escrow Holder funds which are to be applied toward payment of the Purchase Price in the amounts and at the times designated above in Paragraph 3 (as adjusted by the Proration and Expense Schedule).

9.2.2    Leaseback. Buyer shall deliver to Escrow Holder one (1) PDF counterpart of the Leaseback duly executed by Buyer.

9.2.3    Lease Assignment. Buyer shall deliver to Escrow Holder one (1) PDF counterpart of the Lease Assignment duly executed by Buyer.

9.2.4    General Assignment. Buyer shall deliver to Escrow Holder one (1) PDF counterpart of the General Assignment duly executed by Buyer.

9.2.5    PCOR. Buyer shall deliver to Escrow Holder a duly executed Preliminary Change in Ownership Report, in a form approved by the Title Company and Seller.

9.2.6    Holdback Agreement. Buyer shall deliver to Escrow Holder one (1) PDF counterpart of the Holdback Agreement duly executed by Buyer.

9.2.7    Corrective Action Consent Agreement Assignment. If Seller timely obtains the DTSC Consent, Buyer shall deliver to Escrow Holder one (1) PDF counterpart of the CACA Assignment duly executed by Buyer. If the DTSC Consent is not timely obtained, at Seller’s election, pursuant to Paragraph 7.6 above, then Buyer shall instead execute and deliver to Escrow Holder two (2) original counterparts of the CACA Assumption in the form of Exhibit H-1 attached hereto.

9.2.8    Other Instruments. Buyer shall deliver to Escrow Holder such other instruments and documents as may be reasonably requested by Escrow Holder or Title Company that are reasonably required to transfer the Property to Buyer in accordance with this Agreement, including, without limitation, authority documents.

10.

Costs and Expenses. If the transaction contemplated by this Agreement is consummated, then Seller shall bear the following costs and expenses: (A) one-half (1/2) of Escrow Holder’s fees; (B) documentary transfer taxes payable in connection with the recording of the Deed; (C) the premium for a standard coverage owner’s policy of title insurance in the amount of the Purchase Price; and (D) Seller’s share of prorations. If the transaction contemplated by this Agreement is consummated, then Buyer shall bear the following costs and expenses: (W) all costs of the Title Policy in excess of the portion of the premium described in (C) above, including any cost attributable to ALTA extended coverage, if any, the cost of any survey and the cost of any endorsements to the Title Policy; (X) all document recording charges; (Y) one-half (1/2) of Escrow Holder’s fees; and (Z) Buyer’s share of prorations. If, as a result of no fault of Buyer or Seller, Escrow fails to close, Buyer and Seller shall share equally all of Escrow Holder’s fees and charges; however, if the transaction fails to close as the result of the default of either party, then such defaulting party shall bear all Escrow Holder’s fees and expenses. Buyer shall bear all costs associated with its due diligence inspections regarding the Property. Subject to the provisions of Paragraph 18 below, except as specifically set forth in this Agreement, each party shall bear the cost of its own attorneys and consultants. All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice of the City and County for transactions of this type.

11.

Prorations. All rents and expenses relating to the Property, including without limitation, real property taxes and assessments, utility charges and the like, shall be prorated on an accrual basis as of the Close of Escrow; provided, however, rentals shall be prorated on a cash received basis. Such proration shall be made as of 12:01 A.M. (Pacific time) on the Closing Date (the “Proration Time”). If the parties are unable to obtain final meter readings from all applicable meters as of the Close of Escrow, such expenses shall be reasonably estimated as of the Close of Escrow on the basis of the prior operating history of the Property. Seller shall be responsible for all costs outstanding, accrued and/or due and owing under the CACA for DTSC oversight prior to the Closing. All monthly prorations shall be calculated on actual days of the applicable month and all annual prorations shall be calculated based on a 365-day year. Not less than five (5) business days prior to the Close of Escrow, Seller and Buyer shall agree upon a schedule of expenses and prorations (“Proration and Expense Schedule”). If any prorations, apportionments or computations made under this Paragraph 11 shall require final adjustment because the information is unavailable at the Proration Time, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same. Such adjustments shall be made as soon as complete and accurate information becomes available, but in all events no later nine (9) months after the Closing (the “Survival Period”). Any corrected adjustment or proration shall be paid promptly in cash to the party entitled thereto. The obligations of the parties under this Paragraph 11 shall survive the Close of Escrow for the Survival Period and shall not merge with the Deed.

12.	Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner and order set forth.

12.1    Disburse Funds. Escrow Holder shall credit all matters addressed in Paragraphs 3 and 10 and prorate all matters addressed in Paragraph 11 based upon the Proration and Expense Schedule and disburse the balance of the Purchase Price to Seller promptly upon the Close of Escrow and remaining funds, if any, to Buyer.

12.2    Recording. Escrow Holder shall cause the Deed, and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

12.3    Documents to Seller. Escrow Holder shall disburse to Seller PDF copies of the documents in Paragraphs 9.1 and 9.2 and the documents contemplated in Paragraph 12.2

12.4    Documents to Buyer. Escrow Holder shall disburse to Seller PDF copies of the documents in Paragraphs 9.1 and 9.2 and the documents contemplated in Paragraph 12.2

12.5    Title Company. Escrow Holder shall direct the Title Company to issue the Title Policy to Buyer.

13.	Representations and Warranties.

13.1    Seller’s Representations and Warranties. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to buy the Property, Seller makes the following representations and warranties, each of which is material and is being relied upon by Buyer (and the truth and accuracy of which shall constitute a condition precedent to Buyer’s obligations hereunder). The phrase “to Seller’s knowledge” or words of similar effect when used in this Agreement shall mean the actual, then current knowledge of Chris Parisi (“Seller’s Representative”), without any undertaking or duty to undertake any independent investigation or inquiry and shall not include any facts that are known or that become known to Buyer or Buyer’s agents, employees, contractors, attorneys or representatives. In no event shall Seller’s Representative have any personal liability under this Agreement.

13.1.1    Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated by this Agreement.

13.1.2    Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated by this Agreement. No consent of any partner, shareholder, board of directors, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required for Seller to consummate the transaction contemplated by this Agreement.

13.1.3    Individual Authority. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

13.1.4    Prohibited Persons and Transactions. Seller is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action, code, statute, law, rule, regulation or ordinance and is not engaging, and prior to Closing or the earlier termination of this Agreement will not engage, in any dealings or transactions with or be otherwise associated with such persons or entities. Seller is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.

13.1.5    No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Seller is a party or affecting the Property.

13.1.6    Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

13.1.7    Litigation; Pending Actions. Except as disclosed on Schedule 13.1.7 attached hereto, there is no litigation, arbitration or other legal or administrative suite, action or proceeding pending or, to Seller’s knowledge, threatened in writing (a) against Seller which if adversely determined, would materially adversely affect the value of the Property or Seller’s ability to consummate the transaction contemplated hereby, or (b) relating to the Property.

13.1.8    Condemnation. There is no pending or, to Seller’s actual knowledge, threatened (in writing) condemnation proceeding against the Property.

13.1.9    No Violations. Except for any matters scheduled on Schedule 13.1.9 attached hereto, Seller has not received written notice from any governmental or quasi-governmental authority, that the Property is currently in violation of any applicable laws, codes, ordinances or regulations, including laws regarding the environmental condition of the Property.

13.1.10    ERISA. To Seller’s knowledge, Seller is not an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA and none of the Property constitutes “plan assets” (as defined in 29 CFR § 2510.3 101) of any such employee benefit plan.

13.1.11    No Options. Except as expressly provided for in the Cell Tower Lease, Seller has not granted any person or entity any conditional or unconditional right or option to purchase, lease or ground lease all or any portion of the Property.

13.1.12    Foreign Investment and Real Property Tax Act. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, or under any comparable state statutes which are applicable to this transaction.

13.1.13    Leases. Seller has not entered into any leases, other than the Cell Tower Lease and the Leaseback, in effect at the Property.

13.1.14    Service Contracts. Seller has not entered into any service or maintenance contracts, listing agreements, or parking agreements (whether oral or written) which will affect the Property following the Closing.

13.1.15    CACA. Except as disclosed on Schedule 13.1.15 attached hereto, Seller has received no written notice indicating that it is not in compliance with the CACA and has paid all amounts due to DTSC under the CACA. To Seller’s knowledge, there are no outstanding deliverables due and owing to DTSC under the CACA other than the VOC Report and asbestos characterization information (which likely will be submitted by Buyer as part of an Interim Remedial Measures Work Plan or similar document). All oversight costs owed to DTSC as of the Execution Date have been paid in full or will be paid in full prior to the Closing Date.

The representations and warranties of Seller set forth in this Paragraph 13.1 shall survive the Close of Escrow for the Survival Period, but not thereafter, it being the intention of the parties that all suits or actions for breach of any such representations and warranties must be commenced, if at all, within the Survival Period or they shall be forever barred. Notwithstanding the foregoing, if, prior to the Closing Date, Buyer or Seller should learn, discover or become aware of any existing or new item, fact or circumstance which renders a representation or warranty of Seller set forth herein incorrect or untrue in any material respect (collectively, the “Representation Matter”), then the party who has learned, discovered or become aware of such Representation Matter shall promptly give written notice thereof to the other party and Seller’s representations and warranties shall be automatically limited to account for the Representation Matter. If, prior to the Closing Date, Buyer discovers or is notified of a Representation Matter, then, subject to Paragraph 15.2 (if applicable), Buyer shall have the right, as its sole remedy to terminate this Agreement and obtain a refund of the Deposit (less the Independent Consideration) by providing written notice thereof to Seller no later than five (5) business days after Buyer becomes aware or is notified of such Representation Matter; provided, however, Buyer shall have no right to terminate this Agreement for any Representation Matter arising from a change in circumstances that is otherwise permitted under this Agreement. Upon such termination, neither party hereunder shall have any further obligations or liabilities under this Agreement except as specifically set forth herein. If Buyer does not timely terminate this Agreement, then Seller’s representations and warranties shall be automatically limited to account for the Representation Matter, Buyer shall be deemed to have waived Buyer’s right to pursue any remedy for breach of the representation or warranty made untrue on account of such Representation Matter, and the parties shall proceed to the Close of Escrow.

13.2    Buyer’s Representations and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller (and the truth and accuracy of which shall constitute a condition precedent to Seller’s obligations hereunder) and shall survive the Closing.

13.2.1    Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated by this Agreement.

13.2.2    Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with entering into this Agreement and the instruments referenced herein; and, by the Close of Escrow all such necessary action will have been taken to authorize the consummation of the transaction contemplated by this Agreement. By the Close of Escrow no additional consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party shall be required for Buyer to consummate the transaction contemplated by this Agreement.

13.2.3    Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof.

13.2.4    No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.

13.2.5    Bankruptcy. Buyer has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

13.2.6    Prohibited Persons and Transactions. Neither Buyer nor any of its affiliates, nor, to Buyer’s knowledge, any of their respective members, and none of their respective officers or directors is, nor prior to Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and is not and prior to Closing or the earlier termination of this Agreement will not engage in any dealings or transactions with or be otherwise associated with such persons or entities.

13.3    As-Is/Release. AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND THE PERFORMANCE BY SELLER OF ITS DUTIES AND OBLIGATIONS HEREUNDER, BUYER DOES HEREBY ACKNOWLEDGE, REPRESENT, WARRANT AND AGREE, TO AND WITH THE SELLER, THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN PARAGRAPH 13.1 OF THIS AGREEMENT OR ANY CLOSING DOCUMENTS EXECUTED BY SELLER AND DELIVERED TO BUYER AT THE CLOSING, INCLUDING, WITHOUT LIMITATION, THE HOLDBACK AGREEMENT, THAT SURVIVE CLOSING (COLLECTIVELY, THE “SELLER REPRESENTATIONS”) AND FOR THE DURATION THEREOF, (A) BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS” AND “WHERE IS” CONDITION, WITH ALL FAULTS, AS OF THE DATE OF THE CLOSE OF ESCROW WITH RESPECT TO ANY FACTS, CIRCUMSTANCES, CONDITIONS AND DEFECTS; (B) SELLER HAS NO OBLIGATION TO REPAIR OR CORRECT ANY SUCH FACTS, CIRCUMSTANCES, CONDITIONS OR DEFECTS OR COMPENSATE BUYER FOR SAME; (C) BY THE CLOSE OF ESCROW, BUYER SHALL HAVE UNDERTAKEN ALL SUCH PHYSICAL INSPECTIONS AND EXAMINATIONS OF THE PROPERTY AS BUYER DEEMS NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES, AND THAT BASED UPON SAME, BUYER IS AND WILL BE RELYING STRICTLY AND SOLELY UPON SUCH INSPECTIONS AND EXAMINATIONS AND THE ADVICE AND COUNSEL OF ITS AGENTS AND OFFICERS (AND NOT UPON ANY REPRESENTATIONS OR WARRANTIES OF SELLER), AND BUYER IS AND WILL BE FULLY SATISFIED THAT THE PURCHASE PRICE IS FAIR AND ADEQUATE CONSIDERATION FOR THE PROPERTY; (D) EXCEPT FOR THE SELLER REPRESENTATIONS (AND FOR THE DURATION THEREOF), SELLER IS NOT MAKING AND HAS NOT MADE ANY WARRANTY OR REPRESENTATION WITH RESPECT TO ALL OR ANY PART OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, ANY MATTERS CONTAINED IN DOCUMENTS MADE AVAILABLE OR DELIVERED TO BUYER IN CONNECTION WITH THIS AGREEMENT); (E) IN FURTHERANCE OF, AND NOT IN LIMITATION OF, THE FOREGOING, SELLER HAS AND HEREBY SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY, ASSURANCE, PROMISE, COVENANT, AGREEMENT OR GUARANTY WHATSOEVER TO BUYER AND NO WARRANTIES, REPRESENTATIONS, ASSURANCES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTEES OF ANY KIND OR CHARACTER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE PROPERTY (OR ANY PORTION THEREOF), THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN, LEASING OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF; (F) THE FOREGOING DISCLAIMERS OF REPRESENTATIONS, WARRANTIES, ASSURANCES, PROMISES, COVENANTS, AGREEMENTS AND GUARANTEES INCLUDE, BUT ARE NOT LIMITED TO, DISCLAIMERS IN CONNECTION WITH, AND/OR WITH RESPECT TO, THE FOLLOWING MATTERS (ALL OF WHICH ARE HEREBY SPECIFICALLY DISCLAIMED BY SELLER, AND ALL OF WHICH BUYER HEREBY ACKNOWLEDGES IT IS NOT RELYING UPON): (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR MARKETABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, NOW OR HEREAFTER EXISTING, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (VI) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, (VII) LEASES OR OCCUPANCY AGREEMENTS WITH RESPECT TO THE PROPERTY OR THE ABILITY TO LEASE THE PROPERTY OR ANY PORTION THEREOF, (VIII) THE COMPLIANCE OR LACK THEREOF OF THE PROPERTY OR ANY PORTION THEREOF (OR THE OPERATION THEREOF) WITH GOVERNMENTAL OR QUASI-GOVERNMENTAL LAWS, RULES, ORDINANCES OR REGULATIONS (INCLUDING, WITHOUT LIMITATION, ANY ZONING LAWS, ORDINANCES OR REQUIREMENTS), (IX) THE

NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, (X) THE CONSTRUCTION OF THE IMPROVEMENTS OR WHETHER THERE EXISTS ANY CONSTRUCTION DEFECTS THEREIN, (XI) THE WATER, SOIL AND GEOLOGY OF THE PROPERTY OR RELATING THERETO, (XII) THE INCOME TO BE DERIVED FROM THE PROPERTY, (XIII) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (XIV) THE COMPLIANCE OF OR BY THE PROPERTY (OR THE OPERATION THEREOF) WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY OTHER BODY HAVING JURISDICTION THEREOVER, (XV) THE STATUS OR CONDITION OF ENTITLEMENTS PERTAINING TO THE PROPERTY, (XVI) ANY MATTER REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., (XVII) ANY MATTERS RELATING TO HAZARDOUS MATERIALS, HAZARDOUS SUBSTANCES OR ENVIRONMENTAL LAWS, RULES, REGULATIONS OR REQUIREMENTS, AND (XVIII) THE ADEQUACY OF PARKING IN CONNECTION WITH THE PROPERTY, AND (G) BY REASON OF ALL OF THE FOREGOING, BUYER ACCEPTS THE FULL RISK OF ANY LOSS OR DAMAGE OCCASIONED BY ANY FACT, CIRCUMSTANCE, CONDITION OR DEFECT PERTAINING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION THE PRESENCE OF ANY ASBESTOS CONTAINING MATERIAL, HAZARDOUS, TOXIC OR RADIOACTIVE WASTE, SUBSTANCE OR MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY, AND BUYER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES AND RELEASES SELLER AND ALL OF ITS PARENTS, SUBSIDIARIES, AFFILIATES AND PARTNERSHIPS, OFFICERS, DIRECTORS, PROPERTY MANAGERS, ASSET MANAGERS, MANAGERS, SHAREHOLDERS, PARTNERS, MEMBERS, REPRESENTATIVES, AGENTS AND EMPLOYEES, AND THEIR RESPECTIVE SUCCESSORS, HEIRS AND ASSIGNS AND EACH OF THEM (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL RIGHTS AND CLAIMS AGAINST SELLER AND/OR THE RELEASED PARTIES WITH RESPECT TO THE PROPERTY OR MATTERS RELATING TO THE PROPERTY (INCLUDING WITHOUT LIMITATION (I) THE CONDITION, VALUATION, MARKETABILITY OR UTILITY OF THE PROPERTY, (II) IN CONNECTION WITH ANY LEASES OR OCCUPANCY AGREEMENTS RELATING TO THE PROPERTY, (III) ANY RIGHTS OF BUYER UNDER THE STATE OR FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, AS AMENDED FROM TIME TO TIME, ANY OTHER ENVIRONMENTAL OR HAZARDOUS MATERIAL LAWS OR OTHER SIMILAR LAWS, (IV) IN CONNECTION WITH LATENT, PATENT, ALLEGED OR ACTUAL DESIGN OR CONSTRUCTION DEFICIENCIES OR DEFECTS (WHETHER RESULTING FROM ANY ACTS OR OMISSIONS OF SELLER, ANY SELLER PARTY, ANY PRIOR OWNER OF ALL OR ANY PORTION OF THE PROPERTY, OR ANY OTHER PARTY), AND (V) ANY OTHER MATTERS REFERENCED IN THIS PARAGRAPH 13.3). BUYER ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER AND RELEASE INCLUDES ALL RIGHTS AND CLAIMS OF BUYER (AND ANY PERSON OR ENTITY CLAIMING BY, OR THROUGH, BUYER) AGAINST SELLER AND/OR ANY OTHER RELEASED PARTIES PERTAINING TO THE PROPERTY, WHETHER HERETOFORE OR NOW EXISTING OR HEREAFTER ARISING, OR WHICH COULD, MIGHT, OR MAY BE CLAIMED TO EXIST, OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, LIQUIDATED OR UNLIQUIDATED, EACH AS THOUGH FULLY SET FORTH HEREIN AT LENGTH, WHICH IN ANY WAY ARISE OUT OF, OR ARE CONNECTED WITH, OR RELATE TO, THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OF WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER AND/OR THE OTHER RELEASED PARTIES. IN CONNECTION AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER

AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND THE OTHER RELEASED PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES. THE FOREGOING WAIVERS AND RELEASES BY BUYER SHALL SURVIVE (Y) THE CLOSING AND THE RECORDATION OF THE DEED, AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION, AND/OR (Z) ANY TERMINATION OF THIS AGREEMENT.

BUYER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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BUYER’S INITIALS

Notwithstanding anything to the contrary contained in this Paragraph 13.3, in no event shall the releases, waivers and limitations set forth in this Paragraph 13.3 (i) be deemed to waive any express covenant of Seller under this Agreement that expressly survives Closing, subject to the express limitations contained in this Agreement; (ii) modify or alter any of Seller’s representations, warranties or covenants set forth in Paragraph 13.1 (or Buyer’s right to rely thereon) subject to the express limitations contained in this Agreement); (iii) apply to Seller’s actual fraud; or (iv) limit Seller’s indemnity obligations (if any) in connection with broker fees set forth in Paragraph 17 of this Agreement or Seller’s obligation to pay attorneys’ fees (if any) as expressly set forth in Paragraph 18 of this Agreement.

14.

Access. Provided that Buyer is not in default of its obligations under this Agreement, then from and after the Opening of Escrow through the earlier of the termination of this Agreement or the Closing Date, Buyer and its agents, employees, representatives, contractors, accountants, consultants, attorneys, current and prospective lenders, advisors, members, investors and partners (collectively, “Representatives”) shall have the right, at Buyer’s sole cost and expense, to enter upon the Property to inspect the physical condition thereof, including without limitation, non-invasive inspections of all or any portion of the improvements and the land comprising the Property (including, without limitation, structural, mechanical and electrical systems, roofs, pavement, landscaping, environmental and soil conditions, and public utilities), and any other non-invasive physical inspections and/or investigations, and perform certain other due diligence activities with respect to the Property; provided, however, Buyer hereby agrees (a) to provide Seller with at least one (1) business day notice (which notice may be provided by e-mail to: Ed Berman at Eberman@armstrongflooring.com) before entering onto the Property and to coordinate its access with Seller so as to afford Seller a reasonable opportunity to have a representative present at all such times and to minimize any adverse impact on Seller’s operation of the Property or Seller’s use or enjoyment of the Property as the occupant, (b) to conduct all tests and inspections in a manner that will not harm or the Property or unreasonably interfere with the use or operation of the Property by Seller or any other tenant or occupant thereof, (c) not to cause any lien or claim of lien to exist as against the Property as a result of Buyer’s or its Representatives inspection of or access to the Property, (d) at Buyer’s expense, to repair any damage to the Property caused by, and restore the Property to its substantially similar condition existing prior to, any such test or inspection, (e) to dispose of, in accordance with applicable law, and be responsible for the removal of, any waste in connection with any such test or inspection, and (f) to comply with Seller’s access control provisions relating to COVID-19, a copy of which are attached hereto as Schedule 1 but which may be updated by Seller from time-to-time during the term of this Agreement. Any such repairs or restoration required of Buyer shall be performed under Seller’s supervision and in the event Buyer fails to perform such repairs or restoration within a reasonable time after Buyer’s receipt of written notice from Seller, Seller shall have right, but not the obligation, to elect to cause such repairs or restoration to be performed by Seller, or a contractor selected and engaged by Seller and reasonably approved by Buyer, but at Buyer’s sole cost and expense. In addition, Buyer hereby agrees not to contact or communicate with any occupants of the Property nor any governmental agencies with respect to the Property without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Provided, however, Buyer and its Representatives shall have the right, without Seller’s consent, to make customary and routine inquiries to governmental authorities related to Property zoning and building and code compliance as well as obtaining all public information relating to the Property; provided, further however, neither Buyer nor any of its Representatives may report any information relating to the Property to any such governmental agencies. Buyer desires a meeting with DTSC in order to complete its due diligence and Seller agrees to use commercially reasonable efforts to arrange a conference call or video call with DTSC as soon as reasonably possible after the Effective Date to discuss the CACA. Additionally, during the escrow period, Seller shall make reasonable efforts to provide Buyer an opportunity to have a representative participate in any substantive communications with DTSC regarding the Property or, if that is not practical, shall provide Buyer with a contemporaneous summary of any substantive communications and if requested by Buyer, make reasonable efforts to arrange a follow-up discussion DTSC with Buyer’s representative present. Notwithstanding anything to the contrary contained in this Agreement, the scope of any testing or inspection which requires borings, core samplings, physical sampling, subsurface testing, drilling, or any other form of intrusive or invasive testing of all or any portion of the Property shall be subject to the prior written approval of Seller, which Seller may withhold or condition in its sole and absolute discretion (and except as set forth below, nothing contained herein shall constitute Seller’s consent to any intrusive or invasive testing by Buyer or its Representatives); provided, however, Seller’s prior approval shall not be required for Buyer and its Representatives to conduct a standard Phase 1 Environmental Site Assessment as a part of Buyer’s due diligence. Seller hereby approves Buyer’s geotechnical and soil investigations to be performed in accordance with the scope of work set forth on Schedule 2. Prior to conducting any inspections or due diligence activities at the Property, Buyer shall deliver to Seller certificates of insurance naming Seller and Seller’s asset manager and Seller’s property manager as additional insureds (on a primary, non-contributing basis), evidencing (i) commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence covering bodily injury and property damage. Additionally, Buyer shall deliver to Seller evidence that any consultant or other third party performing the inspections set forth above are covered by environmental liability insurance with a limit of not less than One Million Dollars ($1,000,000). At Seller’s election, Buyer shall provide to Seller, within five (5) days following Seller’s request, if made, with copies of all tests, reports, studies and the like generated by such vendor in connection with Buyer’s inspection of the Property; provided that, Buyer and its affiliates disclaim any responsibility for the accuracy or completeness of the information, and is providing the documentation solely for informational purposes, with no representation as to the fitness of the report or the consultant’s conclusions or recommendations or anything set forth in it/them. Buyer shall keep all documents and information received from Seller and/or its agents and the results of all of its inspections, studies, investigations, analysis, reports and the like confidential except as required by law and except for disclosures made to Buyer’s Representatives.

Buyer shall indemnify, defend and hold Seller, its officers, directors, members, shareholders, partners, affiliates, lenders, representatives and their respective agents and employees (collectively, “Seller Parties”) free and harmless from and against any and all claims, costs, losses, liabilities, damages and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or resulting from Buyer’s breach of this Paragraph 14 and/or any due diligence activities or inspections performed with respect to the Property by Buyer or by any party claiming under or through Buyer (including, without limitation, its agents, employees, and contractors); provided, however, that Buyer’s indemnity obligations shall not apply to Buyer’s mere discovery of a pre-existing environmental or physical condition at the Property nor shall it apply to obligations arising from any Seller Parties’ gross negligence or willful misconduct. Buyer shall keep the Property free and clear of any liens related to Buyer’s inspection of the Property. Buyer’s indemnification obligations pursuant to this Paragraph 14 and its liability thereunder shall survive any termination of this Agreement for a period of two (2) years, and shall be void and of no further force and effect from and after the end of such survival period except with respect to claims asserted hereunder prior to such two (2) year anniversary(“Buyer’s Survival Period”). All of Buyer’s obligations set forth in this Paragraph 14 shall survive the Close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow for Buyer’s Survival Period, and shall not be limited by any provision of this Agreement.

15.	Default.

15.1    BUYER’S DEFAULT. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT BY REASON OF ANY DEFAULT OF BUYER, SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW AND/OR IN EQUITY (EXCEPT AS PROVIDED BELOW) SHALL BE TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES AND SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT BUYER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED. BUYER AND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT OR BREACH HEREUNDER IS AN AMOUNT OF MONEY EQUAL TO THE DEPOSIT WHICH SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. THE FOREGOING SHALL NOT LIMIT SELLER’S REMEDIES WITH RESPECT TO BUYER’S OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, ITS INDEMNIFICATION OBLIGATIONS) UNDER PARAGRAPHS 14 AND 17 OF THIS AGREEMENT AND THE ATTORNEYS’ FEES PROVISION SET FORTH IN PARAGRAPH 18 BELOW.

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SELLER’S INITIALS	BUYER’S INITIALS

15.2    SELLER’S DEFAULT. IF SELLER DEFAULTS UNDER THIS AGREEMENT AND FAILS TO COMPLETE THE PURCHASE AS PROVIDED HEREIN, THEN BUYER SHALL BE ENTITLED, AS ITS SOLE AND EXCLUSIVE REMEDY, WHETHER AT LAW OR IN EQUITY, EITHER (A) TO TERMINATE THIS AGREEMENT AND RECOVER ITS DEPOSIT PLUS REASONABLE OUT OF-POCKET COSTS PAID BY BUYER WITH RESPECT TO ITS DUE DILIGENCE INVESTIGATION OF THE PROPERTY IN AN AMOUNT NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000) IN THE AGGREGATE (“BUYER’S REIMBURSABLE EXPENSES”) OR (B) IN LIEU OF TERMINATING THE AGREEMENT AND RECOVERING ITS DEPOSIT AND BUYER’S REIMBURSABLE EXPENSES (A), BUYER SHALL BE ENTITLED TO PURSUE SPECIFIC PERFORMANCE OF THE CONVEYANCE OF THE PROPERTY WITHOUT RIGHT TO ANY DAMAGES OR OTHER EQUITABLE RELIEF WHATSOEVER IF BUYER IS READY, WILLING AND ABLE TO CLOSE, AND FILES SUCH SPECIFIC PERFORMANCE ACTION WITHIN THIRTY (30) DAYS FOLLOWING THE SCHEDULED CLOSING DATE AND DILIGENTLY PROSECUTES SUCH ACTION TO COMPLETION. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BUYER SHALL NOT BE ENTITLED TO RECORD A LIEN OR LIS PENDENS AGAINST THE PROPERTY AND BUYER HEREBY WAIVES ANY SUCH RIGHT OTHER THAN IN CONNECTION WITH THE PROPER AND TIMELY FILING OF A SPECIFIC PERFORMANCE ACTION BY BUYER IN ACCORDANCE WITH THE FOREGOING PROVISIONS OF THIS PARAGRAPH 15.2.

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16.

Notices. Any notice, demand, consent, approval, request, or other communication or document to be provided hereunder to a party hereto shall be in writing and shall be given to such party at its address or email address set forth above or such other address or email address such party may hereafter specify for that purpose by notice to the other party. Each such notice, request, or communication shall, for all purposes, be deemed given and received (a) if given by email, the date on which such email (inclusive of a pdf attachment containing the substantive content of the notice) is transmitted to the email addresses specified above during normal business hours (i.e. 8:00 a.m. to 5:00 p.m. Pacific time) or, if later than such normal business hours, the following business day, (b) if hand delivered against receipted copy, when the copy thereof is receipted, (c) if given by a recognized overnight delivery service, the day on which such notice, request, or other communication is actually received, or (d) or if given by certified mail, return receipt requested, postage prepaid, two (2) days after it is posted with the United States Postal Service, to the addresses specified in the Basic Provisions. Notices to Seller shall be directed to Seller and Seller’s Counsel and notices to Buyer shall be directed to Buyer and Buyer’s Counsel.

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 16. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent

17.

Brokers. Upon the Close of Escrow (but not otherwise), Seller shall pay a real estate brokerage commission to Broker with respect to this transaction in accordance with Seller’s separate written agreement. Each party hereto agrees to indemnify and hold harmless the other party from and against any and all losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys’ fees and court costs) of any kind or character arising out of or resulting from any agreement, arrangement or understanding (except as set forth above with respect to Broker) alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or transaction contemplated under this Agreement. The foregoing indemnity shall survive the Close of Escrow or the earlier termination of this Agreement and shall not be limited by any provision of this Agreement.

18.

Legal Fees. If either Buyer or Seller brings any action, arbitration or suit against the other for any matter relating to or arising out of this Agreement, then the prevailing party in such action or dispute, whether by final judgment or settlement, shall be entitled to recover from the other party all costs and expenses of suit, including actual attorneys’ fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, such costs shall include, without limitation, in-house or outside attorneys’ fees, costs and expenses incurred in the following: (a) postjudgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examination; (d) discovery; and (e) bankruptcy litigation. The foregoing obligation shall survive the Close of Escrow or the earlier termination of this Agreement.

19.

Assignment. Buyer may not assign, transfer or convey its rights or obligations under this Agreement at any time without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion; provided, however, Buyer may assign this Agreement to a Buyer Affiliate (as defined below) without the requirement of obtaining Seller’s prior written consent (but nevertheless requiring at least five (5) business days prior written notice) and satisfy the requirements set forth below. The term “Buyer Affiliate” shall mean (i) any entity of which Buyer is the manager, managing member, general or co-general partner, or (ii) any entity controlling, controlled by, or under common ownership with Buyer. Notwithstanding the foregoing, no assignment by Buyer (whether to a Buyer Affiliate or otherwise) shall release Buyer from any of its obligations hereunder, and any assignment by Buyer (even to a Buyer Affiliate) shall require the full assumption by the assignee (on a joint and several basis) of all of Buyer’s obligations hereunder, and the assignment and assumption agreement must be delivered to Seller at least five (5) business days prior to the Closing.

20.	Damage or Destruction, Condemnation, Insurance and Other Covenants.

20.1    Condemnation. If at any time prior to the Closing Date any portion of the Property is condemned or taken by eminent domain proceedings by any public authority, the parties shall proceed to the Closing without a reduction in the Purchase Price and, upon the Closing, all condemnation proceeds paid or payable to Seller (other than losses pertaining to periods prior to the Closing) shall belong to Buyer and shall be paid over and assigned to Buyer. Seller shall have no obligation to make any repairs to the Property in the event of a condemnation. As Buyer intends to redevelop the Property, Buyer shall have no right to terminate this Agreement due to a condemnation of the Property or any portion thereof.

20.2    Damage and Destruction. If at any time prior to the Closing Date a portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, the parties shall proceed to the Closing without reduction in the Purchase Price and all property insurance proceeds as a result of such casualty shall remain the property of Seller. In light of the fact that Buyer intends to redevelop the Property, Seller shall have no obligation to make any repairs to the Property, nor shall Buyer has the right to terminate this Agreement, in the event of a damage or destruction.

20.3    Service Contracts. Seller will not extend, renew, modify or replace any of the service contracts to which Seller is a party, or enter into new service contracts relating to the Property (in each case that will survive the Closing and the expiration of the Leaseback and be binding upon Buyer) without the prior written consent of Buyer, in its sole and absolute discretion, except in the case such contract is necessary to address a pending or continuing emergency at the Real Property posing or threatening imminent danger of harm to person or property, in which case Buyer’s prior consent hereunder shall not be required, so long as Seller provides Buyer with prompt written notice thereof (to the extent reasonably practicable under the circumstances), and provides Buyer with a copy of the applicable contract. If Buyer does not disapprove any request of Seller regarding a service contract within three (3) business days after Buyer’s receipt of such written request, Buyer shall be deemed to have approved such request.

20.4    New Leases. Seller hereby agrees that, other than the Leaseback, Seller will not enter into new leases affecting the Property without the prior written consent of Buyer, which consent shall be withheld in Buyer’s sole and absolute discretion.

20.5    Notices. Until the Closing, Seller shall promptly furnish to Buyer copies of any material written notice hereafter received or sent by Seller after the Effective Date with respect to the Cell Tower Lease.

20.6    Operation. Seller shall not enter into any security document, easement or other agreement or amendment granting to any third party any possessory rights with respect to the Property, in each that will survive the Closing, or expiration of the Holdback, if applicable.

20.7    Non-Solicitation - After the Contingency Date, so long as this Agreement has not been terminated, Seller shall not market the Property for sale, or negotiate, or solicit or accept any offers to purchase or enter into any agreements regarding the sale of the Property.

21.	Miscellaneous.

21.1    Not an Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the party to whom delivered, and neither the delivery nor any prior communications between the parties shall in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original or electronic copy to Buyer.

21.2    Computation of Time Periods. If the date upon which the Contingency Date, the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal or state legal holiday, then such date shall automatically be extended until 5:00 p.m. Pacific time of the next day which is not a Saturday, Sunday or legal holiday.    The term “business day” shall mean any day other than a Saturday, Sunday or legal holiday.

21.3    Captions; Severability. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, but this Agreement shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

21.4    No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

21.5    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated in this Agreement by this reference for all purposes.

21.6    Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

21.7    Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

21.8    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except for any choice-of-law principles which provide for the application of the laws of another jurisdiction. Seller and Buyer hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the State in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the State. Buyer and Seller agree that the provisions of this Paragraph 21.8 shall survive the Closing.

21.9    Fees and Other Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses in connection with this Agreement.

21.10    Entire Agreement. This Agreement (including all Exhibits attached hereto) supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between, and the final expression of, Buyer and Seller with respect to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.

21.11    Successors and Assigns. Subject to the restrictions set forth in Paragraph 19 hereof, this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

21.12    Construction. The parties acknowledge and agree that (A) each party hereto is of equal bargaining strength, (B) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (C) each such party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relating to any and all matters contemplated under this Agreement, (D) each such party and such party’s counsel and advisors have reviewed this Agreement, (E) each such party has agreed to enter into this Agreement following such review and the rendering of such advice, (F) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto, and (G) except as expressly stated to survive the Closing in this Agreement, all terms and provisions of this Agreement shall not survive the Closing and shall be deemed merged with the Deed at Closing.

21.13    Limitation of Liability. Buyer acknowledges and agrees that neither the trustees, shareholders, members, affiliates, officers, directors, investment managers, employees, partners, agents nor advisors of Seller, assume any personal liability for obligations entered into by or on behalf of Seller. Likewise, Seller acknowledges and agrees that neither the trustees, shareholders, members, affiliates, officers, directors, investment managers, employees, partners, agents nor advisors of Buyer, assume any personal liability for obligations entered into by or on behalf of Buyer. Notwithstanding any other provision of this Agreement to the contrary (or any rights that Buyer may have at law or in equity), but subject to the other provisions of this Section 21.13, (a) in no event shall Seller have any liability for lost profits, speculative, special, consequential or punitive damages, (b) in no event will Seller’s liability under or otherwise in connection with this Agreement, any documents executed in connection herewith (other than the Holdback Agreement) and/or otherwise in connection with the Property exceed the sum of one and one half percent (1.5%) of the Purchase Price (the “Cap”) and (c) other than the Holdback Agreement, Buyer shall have no right to assert any claim against Seller, and Seller shall have no liability to Buyer whatsoever, unless the valid claims for all breaches of Seller collectively aggregate more than Fifty Thousand Dollars ($50,000) (“Floor”) (provided that the foregoing shall not be deemed a deductible and once such Floor threshold is met, Buyer shall be entitled to the “first dollar.”) For the avoidance of doubt, neither the Cap nor Floor shall limit any indemnity claim pursuant to Paragraph 17 or 18, any claim directly attributable to Seller’s actual fraud, the payout of the Holdback Funds in accordance with the terms of the Holdback Agreement (in an amount not to exceed the amount of the Holdback Funds set forth therein). Seller hereby covenants and agrees to maintain reasonable reserves with respect to its post-Closing obligations in accordance with generally accepted accounting principles until the later of the end of the Survival Period, or if such claims are properly and timely filed prior to the expiration of the Survival Period in accordance with the terms of this Agreement, until such claims are fully and finally resolved. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that any action or claim asserted by Buyer against Seller or any of the Released Parties under this Agreement must be filed (if at all) and properly served to Seller within the Survival Period in a court of competent jurisdiction, and Buyer hereby waives any right to bring any such claim or action thereafter. Buyer’s remedies prior to Closing shall be limited as set forth in Paragraph 15.2. Subject to Paragraph 17, 18 and Seller’s actual fraud, any and all liability beyond that which may be asserted under this Paragraph 21.13 is expressly waived and released by Buyer and by all persons claiming by, through or under Buyer. The provisions of this Paragraph 21.13 shall survive the Closing.

21.14    Time of the Essence. All times provided for in this Agreement for the performance of any act will be strictly construed, time being of the essence.

21.15    Recording. The parties agree that this Agreement shall not be recorded; provided that, the foregoing shall not preclude Buyer from recording a lis pendens in connection with an action for specific performance pursuant to, and in strict compliance with, Paragraph 15.2(B). If Buyer causes this Agreement or any notice or memorandum thereof to be recorded in contravention of this Paragraph 21.15, at Seller’s election, this Agreement shall be null and void at the option of Seller.

21.16    Confidentiality. The parties hereunder will keep confidential the Purchase Price (provided they acknowledge that the Deed and any state specific transfer tax forms will exhibit applicable transfer taxes that will reveal the Purchase Price), the other terms of this Agreement, the Materials and all other information concerning the Property (as disclosed, discovered or determined in connection with this transaction) and the identity of the parties (which the parties also acknowledge will be revealed by the Deed); provided, however, a party may disclose such information (a) to employees (subject to their agreement to abide by the terms of this paragraph); (b) to those who are actively and directly participating in the transaction, evaluation of the Property and the negotiation and execution of this Agreement or financing of the purchase of the Property (subject to their agreement to abide by the terms of this paragraph); (c) to third parties as required under applicable law; (d) to Buyer’s potential financial partners and lenders and insurers (subject to their agreement to abide by the terms of this paragraph); and/or (e) in connection with any disclosure made pursuant to any

SEC or similar federal, state or local laws, rules or guidelines. Neither party shall issue a press release with respect to the transactions contemplated hereunder without the express written consent of the other party. This Paragraph 21.16 shall survive the Closing for a period of one (1) year.

21.17    Natural Hazard Disclosure. As of the Closing, to the extent permitted by law, Buyer shall be deemed to have knowingly, voluntarily and intentionally waived the right to the disclosures (“Natural Hazards Disclosures”) set forth in: (a) California Government Code Section 8589.3 (a special flood area); (b) California Government Code Section 8589.4 (dam failure inundation area); (c) California Government Code Section 51183.5 (earthquake fault zone); (d) California Public Resources Code Section 2621.9 (seismic hazard zone); (e) California Public Resources Code Section 4136 (wildland fire area); and (f) California Public Resources Code Section 2694 (high fire severity area). Buyer acknowledges and represents that it has extensive experience acquiring and conducting due diligence for commercial properties. This waiver by Buyer includes, to the extent permitted by law, any remedies Buyer may have for Seller’s nondisclosure of the Natural Hazards Disclosures.

In no way limiting the foregoing waiver by Buyer, Buyer acknowledges that Seller shall employ the services of the Escrow Agent or another third party selected by Seller (as applicable, the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill Seller’s disclosure obligations, if any, and to report the result of the Natural Hazard Expert’s examination (“Natural Hazards Report”) to Buyer and Seller in writing. Seller has not verified, and Seller is not obligated to verify, the information contained in the Natural Hazards Report. The Natural Hazards Report fully and completely discharges Seller from Seller’s disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Section 1103.4 of the California Civil Code regarding non-liability of Seller for errors or omissions not within Seller’s personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of the Natural Hazard Expert’s expertise with respect to the examination and written report regarding the natural hazards referred to above. Seller makes no representation or warranty as to the truth or accuracy of any information contained in the Natural Hazards Report. ANY NATURAL HAZARDS DISCLOSED BY THE NATURAL HAZARDS REPORT MAY LIMIT THE BUYER’S ABILITY TO REDEVELOP OR UTILIZE THE PROPERTY, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER. THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ESTIMATE WHERE NATURAL HAZARDS EXIST. THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT THE PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER. BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THESE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PROPERTY.

21.18    Section 1101.5 Disclosure. Seller hereby discloses to Buyer that Section 1101.5 of the California Civil Code requires that all noncompliant plumbing fixtures in any commercial real property shall be replaced with water-conserving plumbing fixtures. Pursuant to Section 1101.5(e) of the California Civil Code, Seller hereby discloses to Buyer that the Property may include noncompliant plumbing fixtures.

21.19    Seller Environmental Disclosure. Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that any release of hazardous substance has come to be located on or beneath real property to provide written notice of that condition to a buyer of such real property. Seller hereby discloses that there is certain identified soil, soil vapor and groundwater contamination present on the Property disclosed in various reports made available to Buyer on the electronic database available at https://www.cbredealflow.com/handler/virtualdealroom.aspx?pv=r0QEBu4nAgEjurfB6WqppRYMD19lxHyT50bhTQPwau4-tRTl_2wvWUIbs3Amq0yi (the “Known Environmental Condition”). By its execution of this Agreement, Buyer hereby acknowledges its receipt of the foregoing notice and agrees that such notice and the Materials constitute notice given pursuant to Section 25359.7 of the California Health and Safety Code.

21.20    CACA and Holdback. The parties acknowledge and agree that Seller previously entered into the CACA with DTSC. During the escrow period, Seller shall make reasonable efforts to provide Buyer an opportunity to have a representative participate in any substantive communications with DTSC regarding the Property or, if that is not practical, shall provide Buyer with a contemporaneous summary of any substantive communications and if requested by Buyer, make reasonable efforts to arrange a follow-up discussion DTSC with Buyer’s representative present. Seller shall make no changes to the CACA without Buyer’s prior written consent, which Buyer may withhold in its sole and absolute discretion. In connection with the Closing, Buyer and Seller shall enter into (i) either (a) the CACA Assignment or (b) the CACA Assumption, as applicable and (ii) the Holdback Agreement pursuant to which the sum of Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00) (the “Holdback Funds”) shall be held back from the proceeds otherwise payable to Seller at Closing and disbursed to the parties in accordance with the terms of such Holdback Agreement and from and after the Closing Date, Buyer shall use commercially reasonable efforts to cause Seller to be released, or if not released, made secondarily liable for any obligations under or otherwise arising in connection with the CACA; provided that, the foregoing obligation of Buyer shall survive the Closing for a period of six (6) months after the Closing Date; provided further, however, notwithstanding the foregoing, as between Seller and Buyer, Buyer shall remain obligated to complete the work required under the CACA and address Known Environmental Conditions to the satisfaction of DTSC and other regulatory agencies asserting jurisdiction over the Property. Seller shall have no indemnity obligation to Buyer whatsoever, including, but not limited to, any obligations under the CACA and/or relating to the Known Environmental Condition. Notwithstanding the foregoing, at or prior to Closing, Seller shall use commercially reasonable efforts, at no out-of-pocket cost to Seller, to cause Buyer to be added as an additional insured under Seller’s existing environmental insurance policy for the Property (the “Environmental Policy”) and Buyer shall reasonably cooperate with Seller in connection with such effort, including by executing documents reasonably requested by the insurer. If Seller is not able to achieve same, Seller shall use commercially reasonable efforts to obtain a waiver of subrogation of any claims against Buyer from the insurer of the Environmental Policy. The obligations of the parties under this Paragraph 21.20 shall survive the Close of Escrow and shall not merge with the Deed.

21.21    Estoppels; Cellular Lease. Seller shall use reasonable efforts to obtain and deliver to Buyer, prior to the date that is five (5) days prior to the Closing Date, an estoppel certificate in substantially the form of Exhibit I attached hereto under that Standard Lease Agreement between SpectraSite Communications, LLC, a Delaware limited liability company (successor-in-interest to Smart SMR of California, Inc., a Delaware corporation, d/b Nextel Communications) (the “Cell Tenant”) and Armstrong World Industries, Inc., a Pennsylvania corporation, an affiliate of Seller, dated as of September 11, 1995, as amended by that certain First Amendment to Lease Agreement between Cell Tenant and Armstrong World Industries, Inc., a Pennsylvania corporation, an affiliate of Seller, dated as of April 28, 2015 (collectively, the “Cell Tower Lease”) dated no more than thirty (30) days prior to the Closing, but at least five (5) business days prior to the Closing Date, duly executed by the Cell Tenant (the “Cell Tower Estoppel Certificate”). Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that the Cell Tower Estoppel Certificate is not a condition precedent to Buyer’s obligations under this Agreement.

21.22    Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument. Electronic signatures, including signature delivered in a PDF, jpeg, or other electronic document, shall be deemed binding as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first written above.

BUYER:			SELLER:

SOUTH GATE OWNER, LP,			ARMSTRONG FLOORING, INC.,
a Delaware limited partnership			a Delaware corporation

By:	OMP South Gate GP LLC,
	a Delaware limited liability company		By:	/s/ Michel Vermette
	a General Partner		Name:	Michel Vermette
			Position:	President and CEO

	By:	/s/ Timur Tecimer
	Name:	Timur Tecimer
	Its:	Manager

SCHEDULE 2

Geotechnical and Soil Investigations Scope of Work

NONE

SCHEDULE 13.1.9

Violations

NONE